Exhibit 99.1

For Immediate Release

Contact:	Mark Doheny Director, Investor Relations 713-209-8484 Mark.Doheny@cooperindustries.com

Cooper Industries Reports First Quarter Earnings of $.70 Per Share from Continuing Operations
($.72 Per Share Excluding Restructuring), an Increase of 46% Compared to Last Year

Dublin, Ireland, April 22, 2010 – Cooper Industries plc (NYSE: CBE) reported first quarter 2010 earnings per share of $.70 (diluted), compared with $.48 per share from continuing operations for the first quarter of 2009. During the first quarter of 2010 Cooper recognized a pre-tax restructuring charge of $3.5 million or $.02 per share related to factory consolidations. Excluding restructuring, the first quarter 2010 earnings per share was $.72 per share compared to $.47 per share earnings for the first quarter of 2009, excluding restructuring charges and discrete tax items. First quarter 2010 revenues decreased 2.2 percent to $1.23 billion, compared with $1.26 billion for the same period last year. Core revenues were 4.7 percent lower than comparable prior year with currency translation increasing reported revenue by 2.1 percent and acquisitions adding 0.4 percent for the quarter.

“For the last three quarters, we have delivered consistently strong earnings per share on a revenue base that has been essentially flat, demonstrating the permanent nature of our resizing efforts. During the first quarter, we saw revenues improve sequentially as the quarter progressed, with core growth turning positive in March. We are now forecasting positive core growth for the second quarter and the remainder of 2010. We are well positioned to capitalize on the improving market conditions with strong incremental earnings growth,” said Cooper Industries’ Chairman and Chief Executive Officer Kirk S. Hachigian.

During the first quarter of 2010 Cooper generated $69.8 million in free cash flow compared with the record $137 million for the same period in 2009. Our total debt net of cash totaled $545.1 million compared to $552.8 million at December 31, 2009. “Our global teams have delivered exceptional free cash flow for the first quarter of 2010, a result of our improved earnings performance and continued efficient working capital utilization. As we begin to see growth in our revenues, our proven ability to manage working capital in both expanding and declining economies gives us confidence that 2010 will be the tenth consecutive year that we will generate free cash flow in excess of recurring income,” said Hachigian.

During the first quarter of 2009 Cooper recognized a gain from discontinued operations of $18.9 million (net of tax of $12.0 million) or $.11 per share from negotiated insurance coverage settlements consummated in the first quarter of 2009 that were not previously recognized. Cooper believes that it is likely that additional insurance recoveries will be recorded in the future as new insurance-in-place agreements are consummated or settlements with insurance carriers are completed. Timing and value of these agreements and settlements cannot be currently estimated as they may be subject to extensive additional negotiation and litigation.

Segment Results
In conjunction with the announcement of a joint venture of the Tools business and change in the organization structure, commencing in 2010, Cooper will modify disclosures related to segment activities. The Electrical Products segment has been divided into two segments reflecting the current management structure of the organization. Energy & Safety Solutions includes business unit results from the Cooper Crouse-Hinds, Cooper Power Systems, and Cooper Safety Divisions. Electrical Products Group includes business unit results for the Cooper B-Line, Cooper Bussmann, Cooper Lighting, and Cooper Wiring Devices Divisions. The Tools segment will continue as a segment until the anticipated joint venture is consummated, at which time the results of the Tools segment will be reported as equity income. A comparative historical quarterly and annual segment financial summary has been included to aid in understanding the revised segment disclosure.

Energy & Safety Solutions segment revenues for the first quarter of 2010 decreased 6.0 percent to $569.9 million, compared with $606.6 million in the first quarter 2009. Cores revenues were 8.8 percent lower than comparable prior year periods with currency translation increasing reported revenues 1.9 percent and acquisitions adding 0.9 percent for the first quarter. Segment operating earnings, excluding the impact of restructuring charges, were $96.1 million, an increase of 7 percent from the $90.2 million in the prior year’s first quarter. Segment operating margin, excluding the restructuring charges, increased 200 basis points to 16.9 percent for the first quarter 2010, compared to the first quarter of 2009.

Electrical Products Group segment revenues for the first quarter of 2010 decreased 2.2 percent to $512.2 million, compared with $523.9 million in the first quarter 2009. Core revenues were 3.5 percent lower than comparable prior year periods with currency translation increasing reported results 1.3 percent for the first quarter. Segment operating earnings, excluding the impact of restructuring charges, were $73.5 million, an increase of 48 percent from the $49.8 million in the prior year’s first quarter.

Segment operating margin, excluding restructuring charges, increased 480 basis points to 14.3 percent for the first quarter of 2010, compared to the first quarter of 2009.

Tools segment revenues for the first quarter of 2010 were $146.5 million, an increase of 16 percent from 2009 first quarter revenues of $126.3 million. Excluding the effects of currency translation, which increased reported revenues in the quarter by 6.7 percent, core revenues for the quarter were 9.3 percent higher than 2009 first quarter. Segment operating earnings, excluding restructuring charges, were $12.0 million, compared to the first quarter 2009 loss of $3.9 million. Segment operating margin, excluding restructuring charges, for the first quarter 2010 was 8.2 percent compared to a negative 3.1 percent for the comparable prior year period.

In the second quarter of 2010, it is anticipated that the Tools joint venture with Danaher Corporation will be completed. The consolidated balance sheet now includes the Tools assets and liabilities to be contributed to the joint venture as separate line items on the balance sheet. Upon consummation of the joint venture, the assets of the joint venture will be valued at fair value and Cooper’s ownership interest in the joint venture will be reflected as an equity investment. It is anticipated that Cooper will recognize an after-tax gain from the contribution of the Tools net assets to the joint venture, an after-tax non-cash loss of approximately $100 million primarily from recognition of the cumulative translation adjustment of the Tools segment included in shareholders’ equity and the recognition of incremental deferred income taxes on the difference between fair value and income tax basis.

Outlook
“We remain confident that our diversified portfolio, dedicated employees and proven business initiatives have us well positioned to deliver outstanding and sustainable earnings growth as our end markets continue to recover. Additionally, our exceptionally strong balance sheet and our ability to generate solid cash flow provides us with significant resources to continue to do strategic acquisitions around key business and technology platforms and return capital to our shareholders,” commented Hachigian.

“For 2010 we are increasing our EPS guidance for continuing operations to $2.85 to $3.00, inclusive of approximately $.07 per share in restructuring charges and the dilution of approximately $.03 per share from the recently completed acquisition of Eka Systems, Inc., with revenue up 2 to 5 percent. For the second quarter of 2010 we expect earnings per share of $.72 to $.77 with revenue up 2 to 5 percent compared to the second quarter of 2009 and up 3 to 5 percent sequentially with the first quarter of 2010. The second quarter guidance includes additional restructuring charges of $.01 to $.02 per share, however, the guidance does not include the anticipated charge from formation of the Tools joint venture,” said Hachigian.

About Cooper Industries
Cooper Industries plc (NYSE: CBE) is a global manufacturer with 2009 revenues of $5.1 billion, approximately eighty-nine percent of which are from electrical products. Founded in 1833, Cooper’s sustained level of success is attributable to a constant focus on innovation, evolving business practices while maintaining the highest ethical standards, and meeting customer needs. The Company has eight operating divisions with leading market share positions and world-class products and brands including: Bussmann electrical and electronic fuses; Crouse-Hinds and CEAG explosion-proof electrical equipment; Halo and Metalux lighting fixtures; and Kyle and McGraw-Edison power systems products. With this broad range of products, Cooper is uniquely positioned for several long-term growth trends including the global infrastructure build-out, the need to improve the reliability and productivity of the electric grid, the demand for higher energy-efficient products and the need for improved electrical safety. In 2009, sixty-one percent of total sales were to customers in the industrial and utility end-markets and thirty-nine percent of total sales were to customers outside the United States. Cooper has manufacturing facilities in 23 countries as of 2009. For more information, visit the website at www.cooperindustries.com.

Comparisons of 2010 and 2009 first quarter results appear on the following pages.

Statements in this news release are forward looking under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any statements regarding future revenues, costs and expenses, earnings, earnings per share, margins, cash flows, dividends and capital expenditures. Important factors which may affect the actual results include, but are not limited to, political developments, market and economic conditions, changes in raw material, transportation and energy costs, industry competition, the ability to execute and realize the expected benefits from strategic initiatives including revenue growth plans and cost control and productivity improvement programs, the ability to develop and introduce new products, the magnitude of any disruptions from manufacturing rationalizations, changes in mix of products sold, mergers and acquisitions and their integration into Cooper, the timing and amount of any stock repurchases by Cooper, changes in financial markets including currency exchange rate fluctuations, changing legislation and regulations including changes in tax law, tax treaties or tax regulations, and the resolution of potential liabilities and insurance recoveries resulting from on-going Pneumo-Abex related asbestos claims.

Conference Call

Cooper will hold a conference call today at 12:00 noon EDT to provide shareholders and other interested parties an overview of the Company’s first quarter 2010 performance. Those interested in hearing the conference call may listen via telephone by dialing (888) 396-2386 using pass code 46109999, or over the Internet in the “Investors” section of the company website, www.cooperindustries.com. International callers should dial (617) 847-8712 and use pass code 46109999.

The conference call may include non-GAAP financial measures. Cooper will post a reconciliation of those measures to the most directly comparable GAAP measures in the “Investors” section of the Company’s website, www.cooperindustries.com.

Informational exhibits concerning the Company’s first quarter performance that may be referred to during the conference call will be available in the “Investors” section of the Company’s website, www.cooperindustries.com prior to the beginning of the call.

CONSOLIDATED RESULTS OF OPERATIONS

	Quarter Ended March 31,
	2010	2009
	(in millions where applicable)
Revenues	$1,228.6	$1,256.8
Cost of sales	821.1	884.8
Selling and administrative expenses	244.8	256.9
Restructuring charges	3.5	8.8

Operating earnings	159.2	106.3
Interest expense, net	12.4	15.2

Income from continuing operations before income taxes	146.8	91.1
Income taxes	28.2	9.9

Income from continuing operations	118.6	81.2
Income related to discontinued operations (net of income taxes)	—	18.9

Net income	$118.6	$100.1

Net Income Per Common share:
Basic:
Continuing operations	$.71	$.49
Discontinued operations	—	.11

Net Income	$.71	$.60

Diluted:
Continuing operations	$.70	$.48
Discontinued operations	—	.11

Net Income	$.70	$.59

Shares Utilized in Computation of Income Per Common Share:
Basic	167.6 million	167.3 million
Diluted	169.5 million	168.2 million

PERCENTAGE OF REVENUES

	Quarter Ended March 31,
	2010	2009
Revenues	100.0%	100.0%
Cost of sales	66.8%	70.4%
Selling and administrative expenses	19.9%	20.4%
Operating earnings	13.0%	8.5%
Income from continuing operations before income taxes	11.9%	7.2%
Income from continuing operations	9.7%	6.5%

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CONSOLIDATED RESULTS OF OPERATIONS (Continued)
Additional Information for the Quarter Ended March 31
Segment Information

	Quarter Ended March 31,
	2010	2009
	(in millions)
Revenues:
Energy & Safety Solutions	$569.9	$606.6
Electrical Products Group	512.2	523.9
Tools	146.5	126.3

Total	$1,228.6	$1,256.8

Segment Operating Earnings:
Energy & Safety Solutions	$96.1	$90.2
Electrical Products Group	73.5	49.8
Tools	12.0	(3.9)

Total Segment Operating Earnings	181.6	136.1
General Corporate Expense	18.9	21.0
Restructuring charges	3.5	8.8
Interest expense, net	12.4	15.2

Income from continuing operations before income taxes	$146.8	$91.1

	Quarter Ended March 31,
	2010	2009
Return on Sales:
Energy & Safety Solutions	16.9%	14.9%
Electrical Products Group	14.3%	9.5%
Tools	8.2%	-3.1%
Total Segments	14.8%	10.8%

Impact of Unusual Items

	Income From
	Continuing			Continuing
	Operations		Income from	Operations
	before	Income	Continuing	Net Income Per
	Income Taxes	Taxes	Operations	Common Share
				Basic	Diluted
Reported three months ended March 31, 2010	$146.8	$28.2	$118.6	$.71	$.70
Restructuring charges	3.5	0.7	2.8	.02	.02

Excluding adjustments	$150.3	$28.9	$121.4	$.73	$.72

Reported three months ended March 31, 2009	$91.1	$9.9	$81.2	$.49	$.48
Restructuring charges	8.8	1.8	7.0	.04	.04
Tax Benefits	—	8.4	(8.4)	(.05)	(.05)

Excluding adjustments	$99.9	$20.1	$79.8	$.48	$.47

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CONNSOLIDATED BALANCE SHEETS
(PRELIMINARY)

	March 31,	December 31,
	2010	2009
	(in millions)
ASSETS
Cash and cash equivalents	$389.4	$381.6
Receivables, less allowances	725.7	697.7
Inventories	440.5	423.9
Current discontinued operations receivable	12.7	12.7
Other current assets	223.5	210.1

Total current assets	1,791.8	1,726.0

Property, plant and equipment, less accumulated depreciation	603.1	639.0
Goodwill	2,299.6	2,338.3
Other intangible assets, less accumulated amortization	300.7	306.8
Assets to be contributed to Tools joint venture	589.9	588.9
Long-term discontinued operations receivable	166.6	166.6
Other noncurrent assets	246.6	218.8

Total assets	$5,998.3	$5,984.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term debt	$9.4	$9.4
Accounts payable	393.3	347.5
Accrued liabilities	416.9	460.6
Current discontinued operations liability	42.7	43.4
Current maturities of long-term debt	2.3	2.3

Total current liabilities	864.6	863.2

Long-term debt	922.8	922.7
Liabilities to be contributed to Tools joint venture	138.7	140.1
Long-term discontinued operations liability	735.4	741.1
Other long-term liabilities	336.5	354.0

Total liabilities	2,998.0	3,021.1

Common stock, $.01 par value	1.7	1.7
Retained earnings	3,351.8	3,254.1
Treasury stock	(39.6)	(12.5)
Accumulated other nonowner changes in equity	(313.6)	(280.0)

Total shareholders’ equity	3,000.3	2,963.3

Total liabilities and shareholders’ equity	$5,998.3	$5,984.4

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CONSOLIDATED STATEMENTS OF CASH FLOWS
(PRELIMINARY)

	Three Months Ended March 31,
	2010	2009
	(in millions)
Cash flows from operating activities:
Net income	$118.6	$100.1
Adjust: Income related to discontinued operations	—	(18.9)

Income from continuing operations	118.6	81.2
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	36.6	35.2
Deferred income taxes	10.2	(6.0)
Excess tax benefits from stock options and awards	(2.6)	2.2
Restructuring charges	3.5	8.8
Changes in assets and liabilities(1)
Receivables	(42.6)	99.4
Inventories	(22.7)	25.1
Accounts payable and accrued liabilities	(6.2)	(139.0)
Discontinued operations assets and liabilities, net	(6.4)	36.5
Other assets and liabilities, net	(4.8)	21.8

Net cash provided by operating activities	83.6	165.2

Cash flows from investing activities:
Proceeds from short-term investments	—	6.3
Capital expenditures	(14.7)	(28.7)
Cash paid for acquired businesses	(6.2)	(16.6)
Proceeds from sales of property, plant and equipment and other	0.9	0.8

Net cash used in investing activities	(20.0)	(38.2)

Cash flows from financing activities:
Repayments of debt	—	(13.9)
Dividends	(41.9)	(42.1)
Purchases of common shares	—	(25.9)
Purchases of treasury shares	(27.1)	—
Excess tax benefits from stock options and awards	2.6	(2.2)
Proceeds from exercise of stock options and other	13.7	2.4

Net cash used in financing activities	(52.7)	(81.7)

Effect of exchange rate changes on cash and cash equivalents	(3.1)	(0.2)

Increase in cash and cash equivalents	7.8	45.1
Cash and cash equivalents, beginning of period	381.6	258.8

Cash and cash equivalents, end of period	$389.4	$303.9

(1) Net of the effects of translation and acquisitions

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RATIOS OF DEBT-TO-TOTAL CAPITALIZATION
AND NET DEBT-TO-TOTAL CAPITALIZATION
(PRELIMINARY)

	March 31,	December 31,
	2010	2009
	(in millions where applicable)
Short-term debt	$9.4	$9.4
Current maturities of long-term debt	2.3	2.3
Long-term debt	922.8	922.7

Total debt	934.5	934.4
Total shareholders’ equity	3,000.3	2,963.3

Total capitalization	$3,934.8	$3,897.7

Total debt-to-total-capitalization ratio	23.7%	24.0%
Total debt	$934.5	$934.4
Less: Cash and cash equivalents	389.4	381.6

Net debt	$545.1	$552.8

Total capitalization	$3,934.8	$3,897.7
Less: Cash and cash equivalents	389.4	381.6

Total capitalization net of cash	$3,545.4	$3,516.1

Net debt-to-total-capitalization ratio	15.4%	15.7%

Free Cash Flow Reconciliation

	Three Months Ended March 31,
	2010	2009
	(in millions)
Net cash provided by operating activities	$83.6	$165.2
Less capital expenditures	(14.7)	(28.7)
Add proceeds from sales of property,	0.9	0.8
plant and equipment and other

Free cash flow	$69.8	$137.3

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CONSOLIDATED RESULTS OF OPERATIONS
Addition Information for Segments

(in millions)	Quarter Ended March 31,		Quarter Ended June 30,
Revenues	2009	2008	2009	2008
Energy & Safety Solutions	$606.6	$704.2	$609.7	$792.2
Electrical Products Group	523.9	657.4	521.4	717.8
Tools	126.3	184.5	138.7	214.3

Total	$1,256.8	$1,546.1	$1,269.8	$1,724.3

Segment Operating Earnings:
Energy & Safety Solutions	$90.2	$127.1	$89.4	$149.5
Electrical Products Group	49.8	96.4	64.1	109.5
Tools	(3.9)	17.2	2.9	22.3

Total	$136.1	$240.7	$156.4	$281.3

Segment Return on Sales:
Energy & Safety Solutions	14.9%	18.0%	14.7%	18.9%
Electrical Products Group	9.5%	14.7%	12.3%	15.3%
Tools	(3.1%)	9.3%	2.1%	10.4%

Total	10.8%	15.6%	12.3%	16.3%

(in millions)	Quarter Ended September 30,		Quarter Ended December 31,
Revenues:	2009	2008	2009	2008

Energy & Safety Solutions	$611.8	$800.4	$588.5	$732.5
Electrical Products Group	535.4	725.6	514.6	625.6
Tools	139.2	201.7	153.5	165.1

Total	$1,286.4	$1,727.7	$1,256.6	$1,523.2

Segment Operating Earnings:
Energy & Safety Solutions	$101.5	$139.6	$93.8	$118.8
Electrical Products Group	72.0	110.1	77.4	79.3
Tools	6.8	24.1	12.7	17.5

Total	$180.3	$273.8	$183.9	$215.6

Segment Return on Sales:
Energy & Safety Solutions	16.6%	17.4%	15.9%	16.2%
Electrical Products Group	13.4%	15.2%	15.0%	12.7%
Tools	4.9%	11.9%	8.3%	10.6%

Total	14.0%	15.8%	14.6%	14.2%

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CONSOLIDATED RESULTS OF OPERATIONS
Additional Information for Segments

(in millions)	Year Ended December 31,
Revenues:	2009	2008	2007
Energy & Safety Solutions	$2,416.6	$3,029.3	$2,571.2
Electrical Products Group	2,095.3	2,726.4	2,537.2
Tools	557.7	765.6	794.7

Total	$5,069.6	$6,521.3	$5,903.1

Segment Operating Earnings:
Energy & Safety Solutions	$374.9	$535.0	$493.6
Electrical Products Group	263.3	395.3	354.6
Tools	18.5	81.1	94.0

Total	$656.7	$1,011.4	$942.2

Segment Return on Sales:
Energy & Safety Solutions	15.5%	17.7%	19.2%
Electrical Products Group	12.6%	14.5%	14.0%
Tools	3.3%	10.6%	11.8%

Total	13.0%	15.5%	16.0%

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